Exhibit 10.22

AMENDMENT TO

MICROSOFT CORPORATION/WEBTV SHOPPING INSERTION ORDER

This Amendment is made pursuant to that certain Microsoft Corporation/WebTV Shopping Insertion Order and the attached Microsoft Corporation Non-Standard Terms and Conditions (the “Agreement”) dated June 26, 2000 by and between Microsoft Corporation (“Microsoft”) and Proflowers (“Company”) and confirms the terms pursuant to which Company will participate in the MSN Shopping Channel (“eShop”) and WebTV Service Shopping Center (“WebTV”).

Microsoft and Company hereby agree to modify the Agreement as follows, effective immediately:

1.	All references to “MS” and “Advertiser” in the Agreement shall be deemed deleted, and the words “Microsoft” and “Company” shall respectively be deemed inserted therein.

2.	The parties agree that the Term, Total Fees and Order Summary outlined in the Agreement shall be deemed deleted, and such elements shall be amended and deemed inserted as set forth below:

Account Executive:

Email:

Company:	Proflowers	Agency
Contact:	Mark Irace 5005 Wateridge Vista Dr. San Diego, CA 92121 [*]	Contact:
Site URL:	www.proflowers.com	Term:	[*]
		Total Fees:	See Exhibit 1-B

Order Summary (see Exhibit 1-A attached):

Ad Elements	Order Total	[*]	Total ad requests
eShop placements [*]	See Exhibit 1-B	See Exhibit 1-B	See Exhibit 1-B
Additional Placements	See Exhibit 1-B	See Exhibit 1-B	See Exhibit 1-A

3.	FEES: The parties agree that Section 4 of the Agreement shall be deemed deleted, and the following shall be deemed inserted therein:

4. A. Microsoft will invoice Company on a [*] basis for all amounts owing to Microsoft under this Agreement. Company will pay each Microsoft invoice pursuant to this paragraph within [*] after the date of such invoice, in readily available funds. All amounts are invoiced and payable in United States dollar currency. In addition to all other available rights and remedies, Microsoft may cancel and remove any advertisement which is not paid for on a timely basis.

4. B. The fees, advances and other amounts, if any, owing to Microsoft pursuant to this Agreement do not include taxes or other governmental fees. Company will pay all taxes and other governmental fees arising out of or related to all transactions undertaken pursuant to this Agreement, other than taxes on Microsoft income and revenue, and will provide Microsoft with appropriate evidence of such payment upon request.

4.	AUDITS: The parties agree that the paragraph in Section 5 of the Agreement shall be renumbered as Section 5.A, and the following shall be deemed inserted as Section 5.B:

*	Material has been omitted pursuant to a request for confidential treatment.

MICROSOFT CONFIDENTIAL

Microsoft will maintain during the Term and for at least twelve (12) months thereafter all of its regular books of account relating to its obligations hereunder. If Company believes in good faith Microsoft has materially breached its obligations herein or that Microsoft has charged Company in excess of amounts actually owing pursuant to Section 4, Company will have the right at Company’s sole expense to audit such books of account, subject to the following: (a) Company will provide Microsoft with at least thirty (30) days’ prior written notice of such audits; (b) audits may occur only during Microsoft’s regular business hours, and at the location where such books of account are maintained by Microsoft or such other location reasonably specified by Microsoft; (c) Company will cooperate with Microsoft in good faith to avoid and limit any disruption of such audits to Microsoft’s business and operations; (d) such audit will be conducted by an independent accounting firm, acceptable to Microsoft, compensated in a manner that is not affected by the outcome of the audit (e.g., no contingency fees); (e) the auditors provide Microsoft with all results and other communications Company related to the audit promptly after communicating the same to Company; (f) audits may not occur more than once in any twelve (12) month period, and must be limited to the twelve (12) months immediately proceeding the date on which such audit will occur; (g) the auditors will provide their final conclusions of the audit to Company and Microsoft simultaneously and within thirty (30) days after the last day of the audit. No audit may occur more than twelve (12) months after the last day of this Agreement. Any information disclosed to or otherwise learned by Company or its auditors in connection with an audit conducted pursuant to this paragraph constitutes Confidential Information of Microsoft and is subject to the limitations on use set forth in the NDA. If an audit reveals that Microsoft has over-charged Company by [*] or more of the amounts due for any audited period of time, Microsoft will refund such fees to Company within [*] following conclusion of the audit, and will pay Company all reasonable costs and expenses incurred by Company in conducting such audit. If the audit reveals that Microsoft has charged Company in excess of amounts actually owing and Company has tendered such amounts, Microsoft shall reimburse Company for any such overpayments.

5.	CANCELLATION: The parties agree that Section 6 of the Agreement shall be deemed deleted, and the following shall be deemed inserted therein:

If either Microsoft or Company defaults under this Agreement, the non-defaulting party will notify the other in writing. If the failure is not cured within ten (10) business days after written notice is received by the notified party, the non-defaulting party may terminate this Agreement immediately with no further obligation to the notified party. Upon expiration of this Agreement, or if Microsoft terminates this Agreement due to Company’s willful and/or intentional breach (including, but not limited to, Company’s failure to pay Microsoft), Company will immediately pay any amounts of the Total Fees not yet paid. If Microsoft terminates this Agreement due to an unintentional breach by Company: (a) prior to [*], Company shall be obligated to render payment of unpaid fees, which shall not exceed seventy-five percent [*] due to Microsoft; or (b) after [*], Company shall be obligated to render payment of any amounts of the Total Fees not yet paid. For example, if Company unintentionally breached this Agreement on [*] and Microsoft has not provided [*] clicks to Company’s site, Company will owe Microsoft [*], less any fees already rendered to Microsoft. Conversely, if Company unintentionally breached this Agreement on [*] Microsoft has delivered [*] clicks to Company’s site, Company will owe Microsoft [*], plus any click [*] due under Section B(ii) of Exhibit 1-B, less any fees already rendered to Microsoft. If Company terminates due to an uncured default by Microsoft, Company will be obligated to render payments to Microsoft through the effective date of the termination. If Microsoft terminates due to an uncured default by Company, Microsoft will be obligated to serve Company’s advertisements through the effective date of the termination.

6.	COMPANY REPORTING: In addition to the obligations set forth in Section 7 of the Agreement, Company agrees to the following:

*	Material has been omitted pursuant to a request for confidential treatment.

MICROSOFT CONFIDENTIAL

If Company participates in a seasonal or other Microsoft promotion during the Term, Company shall develop, implement and maintain the technology required to track usage of the Company site by users linking to the Company site from eShop, WebTV and/or any other Microsoft site, and will provide Microsoft with reports detailing the qualifying transaction activity, including but not limited to, the total number of qualifying transactions per customer check-out, and the URL for the corresponding order confirmation page on Company’s site. Company agrees to keep all usual and accurate records necessary to verify such promotion reporting under this section.

7.	USE OF NAME OR MARKS: Except as set forth in this Agreement, nothing shall grant either party any right, title, interest, or license in or to the other’s names, logos, logotypes, trade dress, designs, or other trademarks. Each party may, however, make descriptive references to the other party’s trademarks as provided under applicable law and in the manner contemplated by this Agreement. Company must use Microsoft’s trademarks and the logo identified in Section 6 below in accordance with Microsoft’s guidelines set forth at http://www.microsoft.com/trademarks/t-mark/MS-Guide.htm and the guidelines in the attached Exhibit 1-C, as such guidelines may be updated by Microsoft from time to time. Company shall provide Company logos in accordance with the logo specifications required by Microsoft.

8.	WARRANTIES: The parties agree that Section 8 subpart (d) of the Agreement shall be deemed deleted, and the following shall be deemed inserted therein:

“the Company Site is controlled and operated by Company and/or its independent contractors and will be functional and accessible at least [*] of the time (other than during periods of routine maintenance, which will be scheduled during periods of low usage)”

9.	LINKS TO INTERNET SITES: The parties agree that Section 9 subpart (b) of the Agreement shall be deemed deleted, and the following shall be deemed inserted therein:

“will be functional and accessible at least [*] of the time (other than during periods of routine maintenance, which will be scheduled during periods of low usage)”

The parties agree that the second to last sentence of Section 9 of the Agreement shall be deemed deleted, and the following shall be deemed inserted therein:

In determining whether any materials on the Company’s site, or whether any Company content would have a deleterious effect on the MSN Shopping Channel or WebTV users’ experience, such as the presence of a worm or virus, Microsoft shall use standards consistent with those Microsoft uses to determine quality standards for its other featured partners.

10.	COMPANY OBLIGATIONS: In addition to the obligations set forth in Section 11 of the Agreement, Company agrees to the following:

A.	Microsoft acknowledges [*]. Company will make commercially reasonable efforts to enter into the standard Microsoft Passport SDK License and Single Sign-In Service Agreement promptly following the execution of this Agreement. Company agrees to deploy such Microsoft Passport services. If Company has not deployed such Microsoft Passport services prior to implementing another third party wallet technology on Company’s site, Microsoft Passport services will, upon deployment, receive a location and size at least as prominent as such third party wallet technology;

*	Material has been omitted pursuant to a request for confidential treatment.

MICROSOFT CONFIDENTIAL

B.	For each category in which Company has placement (i.e., the “Desktop” category of the Hardware sub-department), Company will provide Microsoft with a minimum of [*] offers for MSN users (“Offers”) throughout the Term. Offers may include, but not be limited to, Company’s products or other compelling offers to increase MSN user response and Company’s sales;

C.	Company will provide Microsoft with a minimum of [*] optimized, exclusive offers for MSN Users (“Exclusive Offers”) throughout the Term. Exclusive Offers may include, but not be limited to: (i) pervasive merchant discounts (i.e., dollar or percentage discounts off Company’s entire inventory, a specific category or any large set of products); (ii) offer-specific discounts (i.e., an exclusive discount of a specific sku for MSN users); (iii): channel specific offers (i.e., offers exclusive to MSN users during the entire offer period or presented to MSN users in advance of an offering via another portal or channel); and/or (iv) bundled offers (i.e., offers tied to the purchase of another item [buy a 32” TV and receive a discount on a DSS receiver]);

D.	During sessions generated by users accessing Company’s site from MSN, Company will maintain a Microsoft frame (“Frame”). Such Frame will: (i) be in a format designated by Microsoft; (ii) include links back to eShop, MSN or any page therein deemed appropriate by Microsoft; and (iii) be subject to change in Microsoft’s sole discretion. Notwithstanding the foregoing, Microsoft agrees that Company may employ technology that will remove the Frame solely upon the user’s entry into the final “confirm transaction” page of Company’s check-out procedure. Company will host and reinstate the Frame on the order confirmation page, and such reinstated Frame will meet the format designated by Microsoft. Company shall not make any changes to the Frame provided by Microsoft. Microsoft retains all right, title, and interest in and to the Frame;

E.	Company will meet with Microsoft on a [*] basis to review orders and revenue generated from MSN re-directs and from transactions concluded via phone where MSN was identified as the lead source;

F.	Company will make commercially reasonable efforts to maintain the “on MSN” logo and URL provided by Microsoft under this Agreement on e-mail communications to its customers and Company’s catalogs and packing materials in shipped boxes per Microsoft specifications, including without limitation the guidelines in the attached Exhibit 1-C; and

G.	Company shall not implement and/or use technology which prohibits users from using the “Back” button on such user’s browser to return to the prior site and/or any Microsoft site.

11.	INDEMNIFICATION: The parties agree that the first sentence of Section 12 of the Agreement shall be deemed deleted, and the following shall be deemed inserted therein:

The parties agree to indemnify, defend, and hold each other harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses (including reasonable attorneys’ fees) and damages arising out of any claim made by a third party that, if true, would be a breach by Company of Sections 11.D., 11.E. and/or 11.F; or (b) a breach by either party of any representation or warranty set forth in this Agreement.

12.	LIMITATION OF LIABILITY: The parties agree that Section 13 of the Agreement shall be deemed deleted, and the following shall be deemed inserted therein:

EXCEPT TO THE EXTENT PURSUANT TO SECTION 12 OR A BREACH OF SECTION 14, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, BUSINESS INTERRUPTION, LOSS OF OR UNAUTHORIZED ACCESS TO INFORMATION, AND THE LIKE, INCURRED BY THE OTHER PARTY ARISING OUT OF THIS

*	Material has been omitted pursuant to a request for confidential treatment.

MICROSOFT CONFIDENTIAL

AGREEMENT (PROVIDED THAT THIS LIMITATION SHALL NOT LIMIT EITHER PARTY’S OBLIGATION TO INDEMNIFY THE OTHER PARTY FOR THIRD PARTY CLAIMS WHICH INCLUDE SUCH DAMAGES), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR AN AMOUNT [*] FROM COMPANY FOR THE ADVERTISEMENT(S) AT ISSUE. As a matter of clarity, Microsoft’s affiliate, WebTV networks, Inc. shall have no liability whatsoever to Company.

13.	GENERAL PROVISIONS: The parties agree that the eighth and ninth sentences of Section 16 of the Agreement shall be deemed deleted, and the following shall be deemed inserted therein:

Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned in whole or in part by a party (whether by operation of law or otherwise) without the prior written consent of the other party (which consent shall not unreasonably be conditioned or withheld); provided that no consent shall be required in the event of a merger, sale of substantially all of the stock or assets or other corporate reorganization of a party in which more than fifty percent (50%) of the voting securities of such party is transferred, as long as the successor agrees in writing to be bound by the terms of this Agreement.

This Schedule shall be attached to and incorporated into the Agreement, and is subject to all the terms and conditions of the Agreement. Whereby the parties enter into this Schedule as of the later of the two dates below.

Microsoft		Company
MICROSOFT CORPORATION		PROFLOWERS
One Microsoft Way		5005 Wateridge Vista Drive
Redmond, WA 98052-6399		San Diego, CA 92121

By	/s/ Samuel Faillace	By	/s/ William Strauss
(Sign)		(Sign)

Samuel Faillace		William Strauss
Name (Print)		Name (Print)

Product Unit Manager		CEO
Title		Title

9/7/2001		9/6/2001
Date		Date

Program Contact: See Account Executive above

*	Material has been omitted pursuant to a request for confidential treatment.

MICROSOFT CONFIDENTIAL

EXHIBIT 1-A

	Ad Elements	Proj Impressions (000,000)	Estimated Click Rate	Projected Consumer Sessions
[*]	[*]	[*]	[*]	[*]

*	Material has been omitted pursuant to a request for confidential treatment.

MICROSOFT CONFIDENTIAL

	Ad Elements	Proj Impressions (000,000)	Estimated Click Rate	Projected Consumer Sessions
[*]	[*]	[*]	[*]	[*]

	Ad Elements	Proj Impressions (000,000)	Estimated Click Rate	Projected Consumer Sessions
[*]	[*]	[*]	[*]	[*]

	Ad Elements	Proj Impressions (000,000)	Estimated Click Rate	Projected Consumer Sessions
[*]	[*]	[*]	[*]	[*]

*	Material has been omitted pursuant to a request for confidential treatment.

MICROSOFT CONFIDENTIAL

eShop network merchandising (including mini-eShop, inline and incontext) ad requests are estimates for each site. The actual ad request deliveries per MSN channel may differ from estimates, however, the total number of ad requests are guaranteed.

Failure by Microsoft to meet [*] ad request guarantees, a particular cost per acquisition and/or a certain return on investment metric shall not be deemed a breach of this Schedule or entitle Company to any legal remedy.

Microsoft will make reasonable efforts to deliver ad requests and click transfers from the distribution areas above in substantially the same percentages as projected (i.e., [*]), unless otherwise agreed upon by the parties.

*	Material has been omitted pursuant to a request for confidential treatment.

MICROSOFT CONFIDENTIAL

EXHIBIT 1-B

TOTAL FEES

The Total Fees shall be comprised of the following elements:

A.	Fee. Company will pay Microsoft [*] (the “Fee”) in consideration for the elements set forth in Exhibit 1-A. The Fee is a guaranteed payment to Microsoft, except as set forth in Section 3 of this Amendment. The Fee will be rendered to Microsoft in [*]. The [*] payment hereunder is due when [*]. Microsoft will invoice Company for the [*], and Company will pay such invoiced amounts within [*] following the date of such invoice.

B.	Click fee.

(i)	During the Term, Microsoft will provide [*] to Company, except as set forth in Section B(ii) below. If Microsoft fails to provide [*] by the end of the Term, [*] until such ad requests (or other ad requests as the parties may agree) are provided.

(ii)	During the Term, Microsoft will make reasonable efforts to deliver clicks to Company’s site. If Microsoft provides [*] clicks to Company’s site: (a) Microsoft will be relieved of any obligation to provide a certain number of [*] to Company; and (b) Company will pay Microsoft the placement [*] click fees below:

PLACEMENT	[*] CLICK FEE
[*]	[*]

(iii)	Clicks will be delivered from the placements set forth in Exhibit 1-A, editorial placements on the MSN home page and other elements mutually agreed upon by the parties.

(iv)	Company agrees that Microsoft’s reporting will be the basis for click fee billing. Microsoft will bill Company for click fees, if any, on [*] basis, and Company will pay such invoiced amounts within [*] following the date of such invoice.

(v)	The parties will meet on a [*] basis during the Term to monitor and manage clicks. Following each such meeting, the parties may revise the placements in an effort to optimize [*] clicks.

(vi)	Company will be billed for clicks [*] by Microsoft, however, Microsoft will not be required to refund or otherwise return to Company any portion of the Fee if such [*] set forth in Section B. (ii) are not delivered. Failure by Microsoft to deliver the [*] set forth above in Section B. (ii), shall not be deemed a breach of this Agreement or entitle Company to any legal remedy. Microsoft is not obligated to deliver [*] evenly throughout the Term.

*	Material has been omitted pursuant to a request for confidential treatment.

MICROSOFT CONFIDENTIAL

EXHIBIT 1-C

GuideLines for use of “on MSN” Logo

•	Company may use the Logo provided by Microsoft under this Agreement solely during the Term, on Company’s Web site, and in marketing materials and email communications where Company advertises products available on eShop and WebTV. When used online, the Logo shall always be an active link to MSN eShop at http://eshop.msn.com/.

•	Company’s name, logo, or trademark must appear on any materials where the Logo is used and must be larger and more prominent than the Logo.

•	The Logo may not be used in any manner that expresses or might imply Microsoft’s affiliation, sponsorship, endorsement, certification, or approval, other than as contemplated by this Agreement.

•	Company shall not use the Logo in a manner that might suggest co-branding or otherwise create potential confusion as to source or sponsorship of Company’s products, services, Web site, or advertising materials, or confusion as to ownership of the Logo. Company may not use the Logo in any manner that suggests that Company’s products or services are Microsoft products or services.

•	“MSN” or the Logo may not be included in any non-Microsoft trade name, business name, domain name, product or service name, logo, trade dress, design, slogan, or other trademark.

•	Company may use the Logo only as provided by Microsoft. Except for size subject to the restrictions herein, the Logo may not be altered in any manner, including proportions, colors, elements, etc., or animated, morphed, or otherwise distorted in perspective or dimensional appearance.

•	The Logo may not be combined with any other symbols, including words, logos, icons, graphics, photos, slogans, numbers, or other design elements.

•	The Logo may not be imitated or used as a design feature in any materials.

•	The Logo must stand alone. A minimum amount of empty space must surround the Logo separating it from any other object, such as type, photography, borders, edges, etc. The required area of empty space around the Logo must be 1/2x, where x equals the height of the Logo.

•	The integrity of all elements of the Logo must be maintained. For example, the type and trademark notations must be readable; in no event may the Logo appear so small that these conditions are not met.

•	Use of the Logo in printed marketing materials must include the notice: “MSN and the MSN Logo are registered trademarks or trademarks of Microsoft Corporation in the United States and/or other countries and are used under license from Microsoft”.

MICROSOFT CONFIDENTIAL